Exhibit 99.1

        Thomas D. Cestare to Join Sovereign as Chief Accounting Officer

    PHILADELPHIA, Nov. 22 /PRNewswire-FirstCall/ -- Sovereign Bancorp, Inc. ("Sovereign") (NYSE: SOV), parent company of Sovereign Bank ("Bank"), today announced that Thomas D. Cestare will be joining the company in February of 2005 as Chief Accounting Officer, reporting to James D. Hogan, Sovereign's Chief Financial Officer.

    A Certified Public Accountant, Cestare was most recently a Partner with KPMG LLP in Philadelphia, Pennsylvania. Cestare joined KPMG LLP in May of 2002 and was promoted to Partner in 2003. There he was responsible for Sarbanes-Oxley Section 404 training and a member of the firm's securitization and derivative expert network. Prior to joining KPMG, Cestare spent twelve years with Arthur Anderson LLP. He was named audit manager in 1995 and promoted to senior manager in 2000, serving some of their largest and complex clients with a specialization in financial services including leasing, credit cards, commercial banking, and insurance companies. "We are fortunate and pleased to be bringing on someone with Tom's in-depth financial services background and technical expertise. He will be a great addition to the Sovereign team," commented Hogan. Cestare will be responsible for external financial reporting with regulatory agencies, including both SEC and OTS reporting, establishing and monitoring corporate accounting policies, and other financial projects. Mark R. McCollom is Sovereign's current Chief Accounting Officer as well as Managing Director of Strategic Planning and Sovereign Bank's Chief Financial Officer. McCollom will retain his responsibilities as Chief Accounting Officer until Cestare commences his employment in February 2005.

    Cestare, 36, is a graduate of University of Delaware and a member of the American Institute of Certified Public Accountants.

    Sovereign Bancorp, Inc., ("Sovereign") (NYSE: SOV), is the parent company of Sovereign Bank, pro forma a $60 billion financial institution with more than 650 community banking offices, over 1,000 ATMs and approximately 9,500 team members in Connecticut, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Rhode Island. In addition to full-service retail banking, Sovereign offers a broad array of financial services and products including business and corporate banking, cash management, capital markets, trust and wealth management and insurance. Pro forma for pending acquisitions, Sovereign is the 18th largest banking institution in the United States. For more information on Sovereign Bank, visit http://www.sovereignbank.com or call 1-877-SOV-BANK.


    Note:

    This press release contains statements of Sovereign's strategies, plans and objectives for 2004 and beyond. These statements constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the strategies, plans and objectives discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; Sovereign's ability in connection with any acquisition to complete such acquisition and to successfully integrate assets, liabilities, customers, systems and management personnel Sovereign acquires into its operations and to realize expected cost savings and revenue enhancements within expected time frame; the possibility that expected one-time merger-related charges are materially greater than forecasted or that final purchase price allocations based on the fair value of acquired assets and liabilities and related adjustments to yield and/or amortization of the acquired assets and liabilities at any acquisition date are materially different from those forecasted; other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, integrations, pricing, products and services; and Sovereign's ability to realize the anticipated benefit of hiring a new Chief Accounting Officer.



SOURCE  Sovereign Bancorp, Inc.
    -0-                             11/22/2004
    /CONTACT: FINANCIAL: Jim Hogan, +1-610-320-8496, or jhogan@sovereignbank.com, or Mark McCollom, +1-610-208-6426, or mmccollo@sovereignbank.com, or Stacey Weikel, +1-610-208-6112, or sweikel@sovereignbank.com; or MEDIA: Ed Shultz, +1-610-378-6159, or eshultz1@sovereignbank.com, all of Sovereign Bancorp/
    /Web site:  http://www.sovereignbank.com /
    (SOV)

CO:  Sovereign Bancorp, Inc.
ST:  Pennsylvania
IN:  FIN
SU:  PER ACC